Verona Pharma plc
PDMR Dealing

November 18, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on respiratory diseases, announces that Dr. David Ebsworth, Chairman of the Company, has notified the Company that he has purchased a further 25,000 ordinary shares of 5 pence each in the Company (“Ordinary Shares”) at a total purchase price of £11,750, at a price of 47 pence per Ordinary Share. This purchase brings the total purchases made by Dr. Ebsworth during 2019 to approximately £125,000.
Following the purchase, Dr. Ebsworth will have an interest in the Company of 395,387 Ordinary Shares, representing 0.38% of the Company’s issued share capital.
Further information is provided below in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	David Ebsworth
2	Reason for the notification
a)	Position/status	Chairman
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	David Ebsworth purchased 25,000 Ordinary Shares
c)	Price(s) and volume(s)	Price(s) 47 pence	Volume(s) 25,000
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	November 14, 2019
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell /George Tzimas (Corporate Finance) Mia Gardner (Corporate Broking)